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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Joint Proxy Statement/Prospectus of Associated Banc-Corp and First Financial Corporation, which is referred to and made a part of this Registration Statement (Form S-4) of Associated Banc-Corp for the registration of shares of its common stock of our report dated January 14, 1997, with respect to the consolidated financial statements of First Financial Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities and Exchange Commission.


                                                ERNST & YOUNG LLP

Milwaukee, Wisconsin
September 4, 1997